EXHIBIT 12

                             JORDAN INDUSTRIES, INC.
             COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                                  Year Ended December 31,
                                         --------------------------------------
                                            2005          2004          2003
                                            ----          ----          ----
Fixed Charges:
     Interest expense                     $54,720       $66,048       $83,215
     Rental expenses included
      in fixed charges                      5,900         5,198         4,927
                                          --------      --------      --------
              Total Fixed Charges          60,620        71,246        88,142
Earnings:
     Pre-tax (loss)                          (122)       (4,901)      (35,096)
     Plus: fixed charges                   60,620        71,246        88,142
                                          --------      --------      --------
              Total Earnings               60,498        66,345        53,046
                                          --------      --------      --------

Ratio of Earnings to Fixed Charges           1.00          0.93          0.60
                                             ====          ====          ====